BOWATER INCORPORATED

              EXECUTIVE DEFERRED COMPENSATION PLAN


     Bowater Incorporated (the "Sponsor") hereby establishes a non- qualified deferred compensation program for certain employees as described herein. The following shall constitute the terms and conditions of the Executive Deferred Compensation Plan, effective July 1, 1994, and as amended January 1, 1995.


                  A. PURPOSE AND ADMINISTRATION


1. Statement of Purpose. The purpose of the Executive Deferred Compensation Plan (the "Plan") is to provide certain employees of Bowater Incorporated and its subsidiaries (individually and collectively, the "Company") with recurrent opportunities to defer receipt of a portion of salary and bonus amounts before they are earned. Such deferrals, until a date certain in the future, would apply to amounts which otherwise would be payable currently.

2. Top Hat Plan. The Sponsor intends that the Plan constitute an unfunded "top hat" plan maintained for the purpose of providing deferred compensation to a select group of man- agement or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder ("ERISA").

3. Plan Administration. Full power and authority to construe, interpret and administer the Plan and to change requirements for eligibility and investment options shall be vested in the Company's Pension Administration Committee (the "Committee"). The Committee shall have the authority to make determinations provided for or permitted to be made under the Plan and to establish such rules and regulations, if any, that the Committee deems necessary and appropriate for the ongoing administration and operation of the Plan.

No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.


                         B. ELIGIBILITY


4. Eligible Employees. Participants in this plan shall consist of employees of the Company and its subsidiaries who participate in a company sponsored bonus plan (collectively referred to hereinafter as "Participants").

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                      C. DEFERRAL ELECTIONS


5. Agreements. The 1995 deferral agreement (the "Agreement"), in a form approved by the Committee shall be executed by the Company and each Participant to effectuate the deferrals described in Section 6(a) below. Subsequent deferral agreements (the "Subsequent Agreements"), in a form approved by the Committee shall be executed by the Sponsor and each Participant to effectuate the deferrals described in Section 6(b) below (the Agreement and the Subsequent Agreements are collectively referred to herein as the "Deferral Agreements"). Execution of the Deferral Agreements between the Company and each Participant shall constitute the sole means for each Participant to effectuate deferral elections pursuant to the Plan.

6.   Deferral Elections.

     (a) Current Deferral. Each Participant may elect in writing to defer an amount of salary up to a maximum of sixteen percent (16%) for the 1995 deferral period of January 1, 1995 through December 31, 1995 (the "Deferral Period"). Each Participant may elect in writing to defer either (i) up to one hundred percent (100%) of his or her 1995 bonus for the 1995 calendar-year, or (ii) all of his or her 1995 bonus in excess of a designated sum, if any. The election with respect to salary for the Deferral Period and/or the 1995 bonus shall be made in the month of December 1994.

     (b) Subsequent Deferrals. Each Participant may elect in writing to defer an amount of salary up to a maximum of sixteen percent (16%) for subsequent calendar year defer- rals (the "Subsequent Deferral Period"). Each Participant may also elect in writing to defer either
          (i) up to one hundred percent (100%) of his or her bonus for the subsequent calendar year (the "Subsequent Bonus"), or (ii) all of bonus in excess of a designated sum, if any. The election with respect to salary for the Subsequent Deferral Period and/or a Subsequent Bonus shall be made in the month of December prior to the calendar year in which any of the salary or bonus is earned.

     (c) New Participant Deferrals. Each new Employee to the company and each continuing Employee who becomes eligible to participate in the Plan subsequent to the Plan's commencement date of January 1, 1995, may elect salary and/or bonus deferrals during the next regular deferral election period.

     (d)  Deferral Amounts.  Deferral elections of at least $1,000 must be made.


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                       D. DEFERRAL ACCOUNTS


7. Deferral Account. The Company shall establish a deferral account in the name of each Participant on the Company's books and records which shall reflect the amount of actual deferrals plus any earnings, less any losses thereon, and less any allocable administrative expenses, which are estimated to be approximately 1% of the amount deferred (the "Adjustment"), as described in Section 9 hereinafter as an unfunded liability of the Company to the Participant (the actual deferrals plus or minus the Adjustment is collectively referred to herein as the "Deferral Account"). Ail participants are fully vested in their deferrals and in the interest credited up to the Valuation Date.

8. Irrevocability of Deferral Elections. Once a Participant elects to defer salary and/or bonus pursuant to the terms of a Deferral Agreement, including elections as to amount, timing and method of payout, such election shall be irrevocably binding upon the Participant.

9. Investment Options. The Sponsor has selected the investment options shown on Schedule A which may be modified from time to time by the Committee (the "Investment Options"). Each Participant shall allocate deferrals among the Investment Options as a measure of the investment performance of the contents of his Deferral Account on a form provided by the Committee. Each Participant will be able to reallocate his Deferral Account quarterly by March 31, June 30, September 30, and December 31. Until a Participant delivers a new Investment Option form to the Committee, his prior Investment Options shall control. The Sponsor shall use the Participant's Investment Option designations to calculate the Adjustment component of the Deferral Account. If a Participant changes his or her Investment Option designations for either amounts then in the Deferral Account or future amounts to be allocated to the Deferral Account, then such change shall supersede the previous designation effective the last business day of the month the change is made. The Sponsor shall begin crediting the Participant's Deferral Account with the amount deferred by the Participant on the last day of the month in which the salary or bonus would have otherwise been paid. As to the applicable amount distributed, the Sponsor shall cease crediting or debiting Adjustments to the Participant's Deferral Account on the last day of the month of the applicable distribution event set forth in Sections 10, 11, 12, 13, 14 or 15 (the "Valuation Date").

     Allocation of investment selections shall be made among the Investment Options. A Participant shall have absolutely no ownership interest in any Investment Option. The Sponsor may, but is not required to, invest the amounts represented by the Deferral Accounts in the Investment Options. The Sponsor shall be the sole owner of any funds invested in any such Investment Option, as well as all amounts accounted for in the Deferral Accounts, all of which shall at all times be subject to the claims of the Company's creditors.

     A Participant shall be entitled to payment of an amount equal to the amount in his Deferral Account in accordance with Sections 10, 11, 12, 13, 14 or 15.


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                        E. DISTRIBUTIONS


10. Pre-Deferral Irrevocable Payout Election. A Participant may irrevocably elect to receive the distribution of the Deferral Account, as follows:

     (a) in a one-time partial distribution of a specified amount or a specified percentage of the Deferral Account on a specified future date with the remainder to be distributed in accordance with subsection (c) or (d), and with such partial distribution to be made on or before the fifteenth day of the month following the specified date; and/or

     (b) in a lump sum distribution of the entire Deferral Account on a specified future date with payment made on or before the fifteenth day of the month following the specified date; or

     (c) upon Retirement from the Company, in a lump sum distribution on or before the fifteenth day following the Valuation Date ("Retirement" means a Participant"s retirement date under the provisions of any qualified defined benefit pension plan of the Company, including any special early retirement programs thereunder); or

     (d) upon Retirement from the Company, in annual payments for a period of up to fifteen (15) years beginning on or before the fifteenth day following the Valuation Date and continuing on each anniversary thereof until paid in full. Under this method, for example, assuming a fifteen year payment election, the first year distribution will equal one-fifteenth (1/15) of the total Deferral Account, the second year distribution will equal one-fourteenth (1/14) of the remaining Deferral Account, and so forth.

Notwithstanding the Participant's irrevocable election, the distribution of the Deferral Account to a Participant shall be accelerated in the event of total and permanent disability (Section 11), death (Section 12), termination of employment other than by retirement (Section 13) or a Change of Control, as defined hereinafter (Section 14), and may be accelerated in the event of an Unforeseeable Emergency, as defined hereinafter (Section 15).

11. Payment in Event Participant Becomes Totally and Permanently Disabled. In the event a Participant terminates employment as a result of total and permanent disability, as that term is defined in the Sponsor's then existing Long Term Disability Plan, the method of payment shall be a lump sum distribution on or before the fifteenth day following the Valuation Date.

12. Payment in Event of Participant's Death. In the event a Participant pre-deceases his or her election date for payment of the Deferral Account or has not received all of his or her payments, the method of payment shall be a lump sum distribution to the beneficiary designated by the Participant on or before the fifteenth day following the Valuation Date.


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Each participant shall designate in writing to the Committee on a form provided by the Company a beneficiary to whom benefits hereunder are to be paid, if the Participant dies prior to receiving his or her entire Deferral Account. A Participant may change his or her beneficiary designation at any time by filing a revised beneficiary designation form with the Committee.

If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, or die before the completion of all payments due hereunder, the Sponsor shall pay the Deferral Account to the Participant's estate.

13. Payment in Event of Participant's Termination of Employment. Upon termination of employment for reasons other than Retirement, total and permanent disability or death, the Company shall pay the terminated Participant his or her Deferral Account in a lump sum distribution on or before the fifteenth day following the Valuation Date.

14. Payment in Even of Change of Control. Notwithstanding any other Section, if the Participant's employment with the Employer terminates, for any reason other than death, within the five-year period beginning on the date that a Change in Control of the Company (as described below) occurs, then the Employers shall pay to the Participant within the first fifteen (15) days of the month following the termination of a lump sum distribution. If the Participant dies after termination of employment but before payment of any amount under this Section, then such amount shall be paid to the Beneficiary within the first fifteen (15) days of the month after the Participant's death. A "Change in Control of the Company" shall be deemed to have occurred if during, or following the consummation of, a stock purchase program, tender offer, exchange offer, merger, consolidation, sale of assets, contested election, or any combination of the foregoing transactions, any person or group of persons acting in concert, directly or indirectly,

          (a) acquires ownership of the power to vote in excess of 20 percent (20%) of the voting securities of the Company and one or more of that person's or group's representatives are elected to the Board of Directors of the Company, or

          (b) acquires ownership of the power to vote in excess of 50 percent (50%) of the voting securities of the Company, or

          (c) otherwise acquires effective control of the business and affairs of the Company.


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 15. Payment in Event of Unforeseeable Emergency

          (a) A distribution of a portion of the Participant's Deferral Account because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need. Whether an Unforeseeable Emergency has occurred will determined solely by the Committee in accordance with Treas.
               Reg. 1.457- 2(h)(4) and 1.457-2(h)(5). Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Committee upon written request by a Participant.

          (b) An "Unforeseeable Emergency" is defined as a severe financial hardship to the Participant caused by sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in Code Section 152(a), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circum- stances caused by a result of events beyond the Participant's control. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any event, any distribution under this Section shall not exceed the remaining amount required by the Participant to resolve the hardship after
               (i) reimbursement or compensation through insurance or otherwise,
               (ii) obtaining liquidation of the Participant's assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan.

                     F. PARTICIPANTS' RIGHTS


16. Participant Rights in the Unfunded Plan. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon the contractual obligations created by the Plan and the Deferral Agreements (collectively, the "Agreements"); no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company. The Company's obligations under the agreement shall be an unfunded and unsecured promise to pay. No Participant or his designated beneficiaries shall have any rights under the Plan other than those of a creditor of the Company. Assets segregated or identified by the Company for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claims of the Company's creditors. The Agreements do not create a trust or fiduciary relationship between the Company and any Participant or his or her beneficiary.

17. Non-Assignability. Except as provided in Section 12, neither the Participant, his designated beneficiary nor any other beneficiary under the Agreements shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void and the Company shall thereupon have no further liability to such Participant or such beneficiaries hereunder. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any Participant or beneficiary for the payment of debt, judgement or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of the Participant, his designated beneficiary or any other beneficiary hereunder.


             G. THE SPONSOR'S RESERVATION OF RIGHTS


18. Termination or Amendment of Plan. The Sponsor retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan shall be approved by the Board of Directors of the Sponsor, shall be in writing, shall be executed by an officer of Sponsor and shall be communicated to the Participants. Notwithstanding the above, the Committee shall have the authority to change the requirements of eligibility or to modify the Investment Options hereunder. No amendment of the Plan shall substantially impair or curtail the Sponsor's contractual obligations arising from Deferral Agreements previously entered into for benefits accrued prior to such amendment. Notwithstanding any other provision herein to the contrary, in the event of Plan termination, payment of Deferral Accounts shall occur not later than the last business day of the month following the month in which the termination is made effective.

                     H. CLAIMS FOR BENEFITS


19. Claims Procedure. Any claim by a Participant or his or her Beneficiary (hereafter "Claimant") for benefits shall be submitted to the Committee. The Committee shall be respon- sible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") and for providing full and fair review of the decision of such claim. In addition, the Committee shall provide a full and fair review in accordance with ERISA, including without limitation Section 503 thereof.

     Each claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

     Notice of a decision by the Committee with respect to a Claim shall be furnished to the Claimant within ninety (90) days following the receipt of the claim by the Committee (or within ninety (90) days following the expiration of the initial ninety (90) day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant prior to the expiration of the initial ninety
     (90) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan's claims review procedure. If the Committee fails to notify the Claimant of the decision regarding his or her claim in accordance with these "Claims Procedure" provisions, the claim shall be deemed denied and the Claimant then shall be permitted to proceed with the claims review procedure provided herein.

     Within (60) days following the close of the ninety (90) day period referred to herein, or if the Committee fails to notify the Claimant of the decision within such ninety (90) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments to the Committee in writing. The decision of the Committee shall be made within sixty (60) days following receipt by the Committee of the request for review (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denied claim). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

     For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to matters relating to the Plan.

20. Committee Determinations Final: Each determination provided for in the Plan shall be made in the absolute discretion of the Committee. Any such determination shall be final, binding and conclusive on all persons.

                   I. MISCELLANEOUS PROVISIONS


21. Effect on Other Benefits. Except as otherwise required by applicable law, the salary deferred by a Participant shall be included in the Participant's annual compensation for purposes of calculating the Participant's bonuses and awards, insurance and other employee benefits. However, in accordance with the terms of any plan qualified under Section 401 of the Internal Revenue Code maintained by the Sponsor, the amount of salary deferrals under the Plan shall not be included as compensation in calculating the Participant's benefits or contributions by or on behalf of the Participant. Distributions made under the Plan shall be excluded from compensation in years paid for purposes of calculating a Participant's bonuses and awards, insurance and other employee benefits.

22.  Plan Year.  The Plan Year shall be the calendar year.

23. Tax Withholding. The Sponsor shall withhold from any payment made by it under the Plan such amount or amounts as may be required by applicable federal, state or local laws.

24. Participant's Incapacity. If, in the Committee's opinion, a Participant or other person entitled to receive benefits under the Plan is in any way incapacitated so as to be unable to manage his or her financial affairs, then the Committee may make such payment(s) into a separate interest-bearing account established for the benefit of and on behalf of the Partici- pant or other recipient, for release at such time as a claim is made by a conservator or other person legally charged with the care of his or her person or of his or her estate. Thereafter, any benefits payable under the Plan shall be made to the conservator or other person legally charged with the care of his or her person or estate. Such payment will be a complete discharge of the liabilities of the Company under the Agreements.

25. Independence of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement or plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a contract of employment between the Company and a Participant, nor shall any provision hereof restrict the right of the Company at any time to discharge a Participant, with or without assigning a reason therefore, or restrict the right of a Participant to terminate his or her employment with the Company.

26. Responsibility for Legal Effect. Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

27. Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of the Plan and each Deferral Agreement shall inure to the benefit of and bind the Company and the Participants, and their successors, assigns, and personal representatives.

28. Controlling Law. The Plan shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of South Carolina to the extent not preempted by laws of the United States of America. Venue shall lie in Greenville County, South Carolina.

29. Gender. All references in this document to the words "he" or "his" shall include the feminine, masculine and neuter genders.

30. Entire Agreement. This document sets forth all of the promises, covenants, agreements, conditions and understandings with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducement or conditions, express or implied, oral or written, with respect thereto, expect as contained herein.

31. Captions. The captions of the various Sections are solely for convenience and shall not control or affect the meaning or construction of this document.

32.  Fiduciary.  The named fiduciary of this Plan is the Sponsor.

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SCHEDULE A:

General American Money Market Fund
General American Bond Index Fund
Fidelity Equity-Income Portfolio
Fidelity Growth Portfolio
Fidelity Overseas Portfolio